UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 19, 2014

EARTHLINK HOLDINGS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	001-15605 (Commission File Number)	46-4228084 (I.R.S. Employer Identification No.)

1375 Peachtree St., Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

(404) 815-0770

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On February 19, 2014, EarthLink Holdings Corp. (“the Company”) issued a press release announcing its financial results for the three and twelve months ended December 31, 2013 and providing guidance for the year ending December 31, 2014.  A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information furnished in Item 2.02 of this Current Report on Form 8-K and in Exhibit 99.1 attached hereto shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 2.06 Material Impairments

In conjunction with the preparation of its financial statements for the year ending December 31, 2013, the Company determined it would record a valuation allowance of approximately $266 million against its deferred tax assets. The Company disclosed in its 2012 Form 10-K that deferred tax asset adjustments could be required in the future if it estimates that the amount of deferred tax assets that it is more-likely-than-not able to realize is more or less than the net amount it has recorded. The Company also disclosed in its Form 10-Q for the quarterly period ended September 30, 2013 that it is reasonably possible that if estimates of future taxable income are reduced, the amount of the Company’s deferred tax assets considered realizable could be reduced in the near term.

During the fourth quarter of 2013, management reassessed its projections of future taxable income. Also during the fourth quarter of December 31, 2013, the Company entered into a three-year cumulative loss position. This change in projections, coupled with its cumulative loss position, caused management to modify its assessment of the realizability of its deferred tax asset and conclude that a full valuation allowance, exclusive of its deferred tax liabilities with indefinite useful lives, was necessary. In accordance with accounting guidance, the Company can no longer assume future income sufficient to allow it to report the full value of its deferred tax assets. However, the Company expects sufficient taxable income will be generated in the future to ultimately realize its deferred tax assets in the long term.

As a result of its analysis, the Company recorded a non-cash charge of approximately $266 million during the fourth quarter of 2013 to record a valuation allowance against its deferred tax assets, which will be included within the income tax provision in the Company’s Consolidated Statement of Comprehensive Loss.  The increase in the valuation allowance is not expected to result in any current or future cash expenditures.  The Company will provide additional information relating to the valuation allowance in its Annual Report on Form 10-K for the year ended December 31, 2013.

Item 7.01 Regulation FD Disclosure

In connection with EarthLink’s conference call to be held on February 20, 2014, officers of EarthLink will be reviewing certain materials regarding financial results for the three and twelve months ended December 31, 2013 and guidance for the year ending December 31, 2014. A copy of the materials is attached hereto as Exhibit 99.2 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information furnished in Item 7.01 of this Current Report on Form 8-K and in Exhibit 99.2 attached hereto shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
99.1	Press release dated February 19, 2014
99.2	Presentation regarding financial results and guidance

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK HOLDINGS CORP.
(Registrant)

By:	/s/ Bradley A. Ferguson
	Name:	Bradley A. Ferguson
	Title:	Executive Vice President,
Chief Financial Officer

Date: February 19, 2014

Exhibit Index

Exhibit No.	Description
99.1	Press release dated February 19, 2014
99.2	Presentation regarding financial results and guidance